Exhibit 10.2

FIRST LOAN MODIFICATION AGREEMENT

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of July 10, 2012, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and AEGERION PHARMACEUTICALS, INC., a Delaware corporation with its chief executive office located at 101 Main Street, Suite 1850, Cambridge, Massachusetts 02142(“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 28, 2012, evidenced by, among other documents, a certain Loan and Security Agreement dated as of March 28, 2012, between Borrower and Bank, (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Herein after, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by inserting the following new provision to appear as Section 2.1.2 (2012 Equipment Advances) thereof:

“2.1.2 2012 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, during the 2012 Equipment Draw Period, Bank shall make advances (each, a “2012 Equipment Advance” and, collectively, “2012 Equipment Advances”) not exceeding the 2012 Equipment Line. 2012 Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each 2012 Equipment Advance. Notwithstanding the foregoing, the initial 2012 Equipment Advances (the “Initial 2012 Equipment Advance”) hereunder may be used to reimburse Borrower for Eligible Equipment purchased between January 1, 2011 and the 2012 Effective Date, provided that such Initial Equipment Advance occurs no later than seven (7) Business Days after the 2012 Effective Date. No 2012 Equipment Advance may exceed one hundred percent (100%) of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment). Unless otherwise agreed to by Bank, not more than twenty-five percent (25%) of the proceeds of the 2012 Equipment Line shall be used to finance Other Equipment. After repayment, no 2012 Equipment Advance may be reborrowed.

(b) Interest Period. Commencing on the first Payment Date of the month following the month in which the first Funding Date occurs with respect to any 2012 Equipment Advance (or commencing on the Funding Date if the Funding Date is the first (1st) calendar of the month), and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of each 2012 Equipment Advance at the rate set forth in Section 2.2(a)(ii).

(c) Repayment. Commencing on January 1, 2013, and continuing on the Payment Date of each month thereafter, Borrower shall repay the 2012 Equipment Advances in (i) thirty (30) equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.2(a)(ii). All outstanding principal and accrued interest with respect to the 2012 Equipment Advances, and all other outstanding Obligations with respect to the 2012 Equipment Advances, are due and payable in full on the 2012 Equipment Maturity Date. Borrower may prepay 2012 Equipment Advances at any time without a prepayment fee or penalty.”

2	The Loan Agreement shall be amended by deleting the following provision appearing as Section 2.2(a) (Interest Rate) thereof:

“(a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to three and one-half of one percent (3.50%) above the Prime Rate, which interest shall be determined by the Bank as of the Funding Date and shall be payable monthly in accordance with Section 2.2(e) below.”

and inserting in lieu thereof the following:

“(a) Interest Rate.

(i) Term Loan. Subject to Section 2.2(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to three and one-half of one percent (3.50%) above the Prime Rate, which interest shall be determined by the Bank as of the Funding Date and shall be payable monthly in accordance with Section 2.2(e) below.

(ii) 2012 Equipment Advances. Subject to Section 2.2(b), the principal amount outstanding for each 2012 Equipment Advance shall accrue interest at a fixed per annum rate equal to the greater of (a) one and one half of one percent (1.50%) above the Prime Rate, and (b) four and three quarters of one percent (4.75%), which interest shall be fixed by Bank as of the Funding Date of each 2012 Equipment Advance and shall be payable monthly in accordance with Section 2.2(e) below.”

3	The Loan Agreement shall be amended by deleting the following appearing in Section 6.12 (Liquidity) of the Loan Agreement:

“6.12 Liquidity. At all times, Borrower shall maintain unrestricted cash, Cash Equivalents, short-term investments and long-term investments in accounts with Bank or Bank’s Affiliates in an amount equal to at least the Nine Month

Cash Burn Amount (the “Liquidity Requirement”). If Borrower fails to comply with the Liquidity Requirement (which failure in and of itself is not an Event of Default): (a) during the period of time commencing as of the Effective Date through and including February 28, 2013, Borrower shall immediately pledge to Bank and maintain in a separate money market account in the name of Borrower, unrestricted cash in the amount of Five Million Dollars ($5,000,000), or (b) during the period of time commencing as of March 1, 2013, through and including the Term Loan Maturity Date, Borrower shall immediately pledge to Bank and maintain in a separate money market account in the name of Borrower, unrestricted cash in an amount equal to fifty percent (50.0%) of the then outstanding Obligations of Borrower to Bank, determined as of the date of such failure to comply with the Liquidity Requirement. Notwithstanding the foregoing, upon Bank’s receipt of evidence from Borrower, that (i) the Equity Event has occurred, and (ii) Borrower has unrestricted cash in accounts with Bank or Bank’s Affiliates equal to at least twelve (12) months of Cash Burn, the unrestricted cash pledged to Bank pursuant to (a) or (b) hereof shall be promptly remitted to Borrower’s Designated Deposit Account.”

and inserting in lieu thereof the following:

“6.12 Liquidity. At all times, Borrower shall maintain unrestricted cash, Cash Equivalents, short-term investments and long-term investments in accounts with Bank or Bank’s Affiliates in an amount equal to at least the Nine Month Cash Burn Amount (the “Liquidity Requirement”). If Borrower fails to comply with the Liquidity Requirement (which failure in and of itself is not an Event of Default): (a) (i) during the period of time commencing as of the Effective Date through and including February 28, 2013, Borrower shall immediately pledge to Bank and maintain in a separate money market account in the name of Borrower, unrestricted cash in the amount of Five Million Dollars ($5,000,000), plus (ii) during the period of time commencing as of the 2012 Effective Date through and including December 31, 2012, Borrower shall immediately pledge to Bank and maintain in a separate money market account in the name of Borrower, unrestricted cash in the amount equal to fifty percent (50.0%) of the outstanding Obligations under the 2012 Equipment Line, or (b) (i) during the period of time commencing as of March 1, 2013, through and including the Term Loan Maturity Date, Borrower shall immediately pledge to Bank and maintain in a separate money market account in the name of Borrower, unrestricted cash in an amount equal to fifty percent (50.0%) of the then outstanding Obligations of Borrower to Bank under the Term Loan, determined as of the date of such failure to comply with the Liquidity Requirement, plus (ii) during the time period commencing as of January 1, 2013, through and including the 2012 Equipment Maturity Date, Borrower shall immediately pledge to Bank and maintain in a separate money market account in the name of Borrower, unrestricted cash in an amount equal to fifty percent (50.0%) of the then outstanding Obligations of Borrower to Bank under the 2012 Equipment Line, determined as of the date of such failure to comply with the Liquidity Requirement. Notwithstanding the foregoing, upon Bank’s receipt of evidence from Borrower, that (i) the Equity Event has occurred, and (ii) Borrower has unrestricted cash in accounts with Bank or Bank’s Affiliates equal to at least twelve (12) months of Cash Burn, the unrestricted cash pledged to Bank pursuant to (a) or (b) hereof shall be promptly remitted to Borrower’s Designated Deposit Account.”

4	The Loan Agreement shall be amended by deleting the following appearing as subsection (c) of the definition of “Permitted Liens” appearing in Section 13.1 thereof:

“(c) purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;”

and inserting in lieu thereof the following:

“(c) purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;”

5	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:

““Credit Extension” is any Term Loan or any other extension of credit by Bank for Borrower’s benefit under this Agreement.”

and inserting in lieu thereof the following:

““Credit Extension” is any Term Loan, 2012 Equipment Advance, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.”

6	The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

““2012 Effective Date” is July 10, 2012.”

““2012 Equipment Advance” and “2012 Equipment Advances” are defined in Section 2.1.2(a).”

““2012 Equipment Draw Period” is the period of time from the 2012 Effective Date through the earlier to occur of (a) December 31, 2012, or (b) an Event of Default.”

““2012 Equipment Line” is a 2012 Equipment Advance or 2012 Equipment Advances in an aggregate amount of up to Seven Hundred Fifty Thousand Dollars ($750,000).”

““2012 Equipment Maturity Date” is June 1, 2015.”

““Eligible Equipment” is the following to the extent it complies with all of Borrower’s representations and warranties to Bank, is located at either: (i) 101

Main Street, Cambridge, MA (or Borrower’s then current Massachusetts corporate headquarters address) (“Massachusetts Corporate Headquarters”), or (ii) any other U.S. address so long as the aggregate value of equipment located outside of the Massachusetts Corporate Headquarters does not exceed $75,000), or such other location of which Bank has approved in writing, and is subject to a first priority Lien in favor of Bank: (a) all new and/or used general purpose equipment computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment.”

““Initial 2012 Equipment Advance” is defined in Section 2.1.2(a).”

““Other Equipment” is leasehold improvements, transferable software licenses, non-recurring engineering charges, and soft costs reasonably acceptable to Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.”

4. FEES. Borrower shall pay to Bank a modification fee equal to Seven Hundred Fifty Dollars ($750.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of March 28, 2012 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed in any material respect, as of the date hereof, except as set forth on Schedule A.

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:

AEGERION PHARMACEUTICALS, INC.		SILICON VALLEY BANK

By:	/s/ Marc D. Beer	By:	/s/ Clark Hayes

Name:	Marc D. Beer	Name:	Clark Hayes

Title:	CEO	Title:	VP Lending

SCHEDULE A

Section of Perfection Certificate	Update

Section 2/Last report filed	8-K June 15, 2012

Section 3(a)(b)	New Subsidiary; Aegerion Pharmaceuticals, Ltd (U.K.)

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